Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 17th day of April, 2009, by and between MPS GROUP, INC., a Florida corporation, and its successors (“Employer”), and JON D. KERNER, a resident of the State of Florida (“Executive”).

WHEREAS, the Employer and the Executive entered into a Letter of Understanding on December 7, 2007; and

WHEREAS, the Employer and the Executive desire to enter into an employment agreement, which agreement shall replace and thereby supersede all prior employment agreements and similar understandings previously executed or agreed between the Employer and the Executive;

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants, and subject to the terms and conditions contained in this Agreement, the Employer and Executive, intending to be legally bound, hereby agree as follows:

1. Employment. Employer hereby employs Executive as Senior Vice President and Chief Information Officer, and Executive hereby accepts employment by Employer, in accordance with and subject to the terms and conditions of this Agreement. The Executive will report directly to one or both of the principal executive or principal financial officers of the Employer.

2. Duties and Authority. As Senior Vice President and Chief Information Officer of Employer, Executive shall be responsible for administering the affairs of the Employer to the extent, and otherwise performing such duties as are, customarily performed by a Senior Vice President and Chief Information Officer of a company of similar size and structure to the Employer. Executive agrees to devote his full time, attention and best efforts to the performance of his duties hereunder; provided, however, it shall not be considered a violation of the foregoing for the Executive to assist in the financial affairs of corporate affiliates or to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not materially interfere with the performance of the Executive’s responsibility as an employee of the Employer in accordance with this Agreement.

3. Initial Term; Employment Period. The initial term of employment shall begin on April 17, 2009 and end on December 31, 2009 (the “Term of this Agreement”). The Term of this Agreement shall be extended automatically for one year on December 31, 2009, and each annual anniversary thereof (the “Extension Date”) unless, and until, at least 90 days prior to the applicable Extension Date either the Employer or the Executive provides written notice to the other party that this Agreement is not to be extended (the later of December 31, 2009 or the last date to which the Term is extended shall be the “End of Term”). For purposes of this Agreement, the period beginning on January 1, 2008, and ending on the Date of Termination (as hereafter defined) shall be referred to herein as the “Employment Period.”

4. Compensation. During the Employment Period which is in the Term of this Agreement, Executive shall receive the following compensation:

A. Base Salary. A base annual salary of $250,000, payable in accordance with the Employer’s standard practice for other comparable executives. Executive’s base salary shall be subject to annual review by the Board of Directors of the Employer (the “Board”) for discretionary periodic increases in accordance with the Employer’s compensation policies. References to “Base Salary” in this Agreement shall be to the base salary set forth in this Paragraph 4.A. and shall include any increases to such base salary made hereby.

B. Incentive Compensation. The Executive shall be entitled to a target incentive compensation opportunity expressed as a percentage of Base Salary of not less than 50% under the Executive Annual Incentive Plan (“Incentive Plan”), as amended from time to time, or pursuant to a newly established or successor plan.

C. Management Savings Plan. The Executive shall be entitled each year to an annual contribution of at least the minimum annual award level under the Management Savings Plan, as amended from time to time, or pursuant to a newly established or successor plan.

5. Equity Compensation. Employer shall continue to grant to Executive stock options, restricted stock, stock appreciation rights or other equity compensation awards from time to time in a manner consistent with that to which it makes such grants to other senior executive officers of the Employer pursuant to the MPS Group, Inc. 2004 Equity Incentive Plan, as amended from time to time, or pursuant to a newly established or successor plan.

A. Vesting and Exercise. Any existing or future equity compensation awards shall provide for:

(i) with respect to stock options, exercisability of vested stock options (including those vested under Paragraph 5.A.(ii) below) for at least two years following the Executive’s termination of employment with the Employer (or if sooner, 10 years from date of grant of the option);

(ii) with respect to all stock options, restricted stock or other equity compensation awards, full vesting upon a Change in Control (as hereafter defined) or termination of the Executive’s employment with the Employer by reason of Executive’s death or Disability (as hereafter defined) or for reasons other than termination (i) by the Employer for Cause (as hereafter defined), or (ii) by the Executive without Good Reason (as hereafter defined); and

(iii) with respect to all stock options, restricted stock or other equity compensation awards, exercisability only to the extent vested on the date of the Executive’s termination of employment with the Employer, in the event of termination (i) by the Employer for Cause, or (ii) by the Executive without Good Reason.

B. For purposes of this Agreement, “Change in Control” shall mean:

(i) the acquisition by any person or persons (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) of legal or beneficial ownership of 35% or more of either (a) the then outstanding shares of common stock of the Employer or (b) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors;

(ii) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of the Board as of the date hereof;

(iii) approval by the shareholders of the Employer of a reorganization, merger, or consolidation, in each case unless the shareholders of the Employer immediately before such reorganization, merger, or consolidation own, directly or indirectly, immediately following such reorganization, merger, or consolidation at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger, or consolidation in substantially the same proportion as their ownership of the voting securities immediately before such reorganization, merger or consolidation; or

(iv) approval by the shareholders of the Employer of (a) a complete liquidation or dissolution of the Employer or (b) the sale or other disposition of more than 50% of the assets of the Employer within a twelve month period.

6. Benefits. To the extent not otherwise provided herein (it being the intent not to duplicate benefits) during the term of this Agreement, Employer shall provide the Executive with all retirement, welfare, deferred compensation, disability and other benefits generally provided to all of the Employer’s other senior executive officers. Executive shall be entitled to three (3) weeks of paid vacation per calendar year. Unused vacation shall be paid out at calendar year end. The Employer shall reimburse the Executive for all reasonable and necessary expenses incurred while conducting business in accordance with policies adopted by the Employer from time to time. The Executive acknowledges that pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, the Employer may be required to report for tax purposes all or a portion of certain of the benefits and reimbursements provided in this Agreement as income in respect of the Executive. In all events, the aforementioned benefit and expense reimbursements will be made no later than the year following the year in which the expense was incurred. Notwithstanding any other provision of this Section 6 to the contrary, any expense reimbursed by the Employer in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Employer in any other taxable year.

7. Non-Compete; Confidentiality. In consideration of the employment of Executive by Employer, Executive agrees as follows:

A. Non-Compete and Non-Solicitation. During the Employment Period and for a period of two years after the Date of Termination, Executive will not, directly or indirectly, within a fifty mile radius of any office of Employer (or a consolidated subsidiary) in existence on the Date of Termination, own, manage, be employed by, work for, consult for, be an officer or director of, advise, represent, engage in or carry on any business which competes with the business of Employer. During the Employment Period and for a period of two (2) years after the Date of Termination, Executive will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Employer (or a consolidated subsidiary) to leave the Employer (or a consolidated subsidiary) for any reason whatsoever, or solicit the services of any employee of the Employer (or a consolidated subsidiary).

B. Non-Disclosure of Information. Executive will not at any time, during or after the term of this Agreement in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of the Employer, including, but not limited to, the names of any of its customers or prospective customers or any other information concerning the business of the Employer, its manner of operation, its plans, its vendors, its suppliers, its advertising, its marketing, its methods, its practices, or any other information of any kind, nature, or description, without regard to whether any or all of the foregoing matters would otherwise be deemed confidential, material, or important; provided, however that this provision shall not prevent disclosures by Executive to the extent such disclosures are (i) believed by the Executive, in good faith and acting reasonably, to be in the best interest of the Employer, (ii) of information that is public at the time of the disclosure (other than as a result of the Executive’s violation of this Paragraph 7.B.), or (iii) as required by law or legal process (and, if the Executive is so required to disclose, Executive shall provide the Employer notice of such to allow the Company the opportunity to contest such disclosure).

8. Termination of Employment.

A. Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Additionally, if the Employer determines in good faith that the Executive has incurred a Disability, it may give the Executive written notice of its intention to terminate the Executive’s employment, and in such event, the Executive’s employment with the Employer shall terminate effective on the later of (i) the date in the notice, (ii) the day after receipt of such notice by the Executive, or (iii) the date the Disability has been considered to occur (the “Disability Effective Date”), provided that, prior to such date, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Employer’s long term disability plan or policy covering the Executive and shall not be considered to have occurred until after the waiting period as required by such plan or policy.

B. Cause. The Employer may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) a breach by the Executive of the Executive’s obligations under Paragraph 2 above (other than as a result of temporary incapacity due to physical or mental illness, or Disability) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Employer and which is not remedied in a reasonable period of time (to be not less than 15 days) after receipt of written notice from the Employer specifying such breach; or (ii) the conviction of the Executive of a felony; or (iii) a breach of the Executive’s fiduciary duty. No act or failure to act on the Executive’s part shall be considered willful unless done or omitted in bad faith and without reasonable belief that the action or omission was in the best interest of the Employer.

C. Good Reason. The Executive’s employment may be terminated by the Executive at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in the Executive’s position, authority, duties or responsibilities;

(ii) a material diminution in the Executive’s Base Salary (except if such reduction is a part of a reduction for all executive officers of the Employer);

(iii) a material diminution in the Executive’s overall compensation opportunity (except if such reduction is part of a reduction for all executive officers of the Employer);

(iv) any other failure by the Employer to comply with any of the provisions of this Agreement that constitutes a material breach of this Agreement;

(v) Employer’s requiring the Executive to be based at any office or location other than Jacksonville, Florida, provided such requirement constitutes a material change in the geographic location at which Executive must perform services; or

(vi) the Employer’s providing notice to the Executive pursuant to Paragraph 3 that the Agreement will not be extended, unless the purpose of such notice is to negotiate the terms of a new agreement between the Employer and the Executive and the notice provides that the Agreement continues in effect until such new agreement is entered into.

For purposes of this Paragraph 8.C., any good faith determination of “Good Reason” made by the Executive shall be conclusive. However, no such event described hereunder shall constitute Good Reason unless the Executive has given written notice to the Employer specifying the event relied upon for such termination within 90 days after the initial occurrence of such event and the Employer has not remedied such within 60 days of receipt of such notice; and provided, further, that in all cases the termination of the Executive’s employment with the Employer shall not constitute a termination for Good

Reason unless such termination occurs not more than two (2) years following the initial occurrence of the event(s) claimed to constitute Good Reason. The Employer and the Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute Good Reason.

D. Notice of Termination. Any termination by the Employer for Cause, or by the Executive for Good Reason, shall be communicated to the other party by Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment; and (iii) specifies the Date of Termination (as defined below). Notice of intent to terminate employment for Good Reason must be provided pursuant to Paragraph 8.C. of this Agreement. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer hereunder or preclude the Executive or the Employer from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.

E. Date of Termination. “Date of Termination” means the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Code, which to the extent permissible means (i) if the Executive’s employment is terminated by the Employer for Cause, the date specified in the Notice of Termination as the Date of Termination; (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination as the Date of Termination, provided the Date of Termination is no more than two years following the initial occurrence of the Good Reason event; (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be; and (iv) if Executive’s employment is terminated by either party other than for death, Disability, Cause or Good Reason, the date set forth in the notice required under Paragraph 8.D. above as the Date of Termination is to be effective.

9. Obligations of the Employer upon Termination. Upon termination of the Executive’s employment for any reason during the Term of this Agreement, Executive shall be entitled to Base Salary and all benefits through the Date of Termination, and to exercise then vested stock options in accordance with Paragraph 5.A.(i) above. Upon the termination of the Executive’s employment during the Term of this Agreement by reason of the Executive’s death or Disability, or by the Executive for Good Reason, or by the Employer for any reason other than Cause, Executive shall in addition be entitled to exercise stock options, restricted stock and other equity-based awards with accelerated vesting pursuant to Paragraph 5.A.(ii) above. In addition, upon the termination of the Executive’s employment during the Term of this Agreement by the Executive for Good Reason, or by the Employer for any reason other than Cause, or for other than Executive’s Disability or death, the Executive shall be entitled to receive:

A. During the first five (5) years of the Term: (i) a lump sum payment within thirty (30) days equal to the sum of (a) Executive’s Base Salary as of the Date of Termination and (b) the Executive’s target bonus opportunity under the Incentive Plan based on the target bonus opportunity for the year of termination; and (ii) continued participation in the Company’s group health insurance plans at the Company’s expense until the earlier of (x) the expiration of one (1) year from the effective date of termination or (y) Executive’s eligibility for participation in the group health plan of a subsequent employer or entity for which Executive provides services; and

B. From and after completion of the first five (5) years of the Term: (i) a lump sum payment within thirty (30) days equal to two (2) times the sum of (a) Executive’s Base Salary as of the Date of Termination and (b) the Executive’s target bonus opportunity under the Incentive Plan based on the target bonus opportunity for the year of termination; and (ii) continued participation in the Company’s group health insurance plans at the Company’s expense until the earlier of (x) the expiration of the two (2) years from the effective date of termination or (y) Executive’s eligibility for participation in the group health plan of a subsequent employer or entity for which Executive provides services.

10. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amounts provided for under this Agreement shall not be reduced by any compensation earned or benefits received by the Executive as the result of self-employment or employment by another employer or otherwise.

11. Tax Effect. If Independent Tax Counsel shall determine that the aggregate payments made, and benefits provided, to the Executive pursuant to this Agreement and any other payments, and benefits provided, to the Executive from the Employer, its affiliates and plans, which constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount (determined by Independent Tax Counsel) such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the payments.

For purposes of this Paragraph, “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Employer and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Employer.

A. If Independent Tax Counsel shall determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s Federal income tax return. If the Executive is subsequently required to make a payment of any Excise Tax, then the Independent Tax Counsel shall determine the amount of such additional payment (“Gross-Up Underpayment”), and any such Gross-Up Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive. The fees and disbursements of the Independent Tax Counsel shall be paid by the Employer.

B. The Executive shall notify the Employer in writing within 15 days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. If the Employer notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

(i) give the Employer any information reasonably requested by the Employer relating to such claim;

(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

(iii) cooperate with the Employer in good faith in order to effectively contest such claim; and

(iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Employer shall control all proceedings taken in connection with such contest; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

C. If, after the receipt by the Executive of an amount advanced by the Employer pursuant to this Paragraph 11, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall, within 10 days, pay to the Employer the amount of such refund, together with any interest paid or credited thereon after taxes applicable thereto.

Payment of a Gross-Up Payment or a Gross-Up Underpayment shall be made no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

12. Mandatory Deductions. Any amounts to which Executive is entitled as compensation, bonus, merit bonus, or any other form of compensation subject to withholding, shall be subject to usual deduction for appropriate federal, state, and local income and employment tax obligations of Executive.

13. Notices. Any notice provided for in this Agreement shall be given in writing. Notices shall be effective from the date of receipt, if delivered personally to the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other:

If to Employer:

MPS Group, Inc.

Attn: Chief Executive Officer

1 Independent Drive

Jacksonville, Florida 32202

If to Executive:

Jon D. Kerner at the then current address of the Executive

appearing in the corporate records of Employer

14. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including, but not limited to, any and all prior employment agreements and related amendments entered into between the Employer and the Executive. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment or modification is sought.

15. Waiver. The waiver by one party of a breach of any of the provisions of this Agreement by the other shall not be construed as a waiver of any subsequent breach.

16. Attorney’s Fees. In the event of litigation or other dispute resolution proceeding involving the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover from the other all fees, costs and expenses incurred in connection therewith, including attorney’s fees through appeal. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Paragraph 16 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit

17. Tax Withholding. The Employer shall have the right to deduct from all benefits and/or payments under the Agreement any taxes required by law to be paid or withheld with respect to such benefits or payments.

18. Governing Law; Venue. The Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Duval County, Florida, shall be proper venue for any litigation arising out of this Agreement.

19. Paragraph Headings. Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement.

20. Assignability. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment agreement and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

21. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and shall in no way be impaired.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to account for more than one such counterpart.

23. Code Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each payment to be made to the Executive under the provisions of this Agreement will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Jon D. Kerner

Jon D. Kerner

EMPLOYER:

By: /s/ Timothy D. Payne

Name: Timothy D. Payne

Title: President and Chief Executive Officer

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